Exhibit 99.1

Investors and Media:

Kyle Bland: (630) 824-1987

SUNCOKE ENERGY PARTNERS GP LLC ANNOUNCES

CHANGES TO ITS BOARD OF DIRECTORS

LISLE, Ill. (August 15, 2017) –SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners, L.P. (NYSE: SXCP), today announced the addition of three new directors to the Company’s Board of Directors (the “Board”). Effective September 1, 2017, John W. Somerhalder, II, Martha Z. Carnes and Alvin Bledsoe will be joining the Board.

All three will serve on the Company’s Audit Committee, which will be chaired by Mr. Bledsoe. Mr. Somerhalder and Ms. Carnes will also serve on the Board’s Conflicts Committee, which will be chaired by Mr. Somerhalder.

“John, Martha and Al bring a wealth of operational and financial expertise to SunCoke Energy Partners,” said Fritz Henderson, Chairman, President and Chief Executive Officer of SunCoke Energy Partners GP LLC. “We are very pleased that they have all agreed to join the board, and we look forward to their contributions to the direction and growth of our company in the years to come.”

In connection with the appointment of Messrs. Somerhalder and Bledsoe and Ms. Carnes to the Board, the following independent directors each stepped down from the Board, effective September 1, 2017: C. Scott Hobbs, Wayne L. Moore and Nancy M. Snyder.

Henderson continued, “As original Board members since SXCP’s IPO, Scott, Wayne and Nancy have made numerous invaluable contributions during their tenure. On behalf of the company, we are grateful for their years of service and dedication.”

Mr. John W. Somerhalder, II, 60, has been the Interim President and CEO of Colonial Pipeline Company (a refined products pipeline) since February 2017. Prior to that, he was Chairman, President and Chief Executive Officer of AGL Resources, one of the nation’s largest natural gas distributors. Mr. Somerhalder has over four decades of experience in the energy industry, including state and regulatory experience in multiple jurisdictions. Prior to joining AGL Resources, Mr. Somerhalder was President of El Paso Pipeline Group and Executive Vice President of El Paso Corporation (one of North America’s largest natural gas producers and a provider of natural gas and related energy products, until its acquisition by Kinder Morgan in 2012). He is a past Chairman of the board of directors of the American Gas Association and of the Interstate Natural Gas Association of America. Mr. Somerhalder currently serves as a director of CenterPoint Energy (a major electric and natural gas utility serving markets in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma and Texas). In addition, he is a director of Crestwood Midstream GP LLC, the general partner of Crestwood Midstream Partners LP, and the Gas Technology Institute. He also is a Member of the National Petroleum Council.

Ms. Martha Z. Carnes, 55, retired in June 2016 from PricewaterhouseCoopers LLP. During her 34-year career with PricewaterhouseCoopers LLP, she held a number of leadership positions, including as Managing Partner for the firm’s Houston, Texas office. As an Assurance Partner serving large, publicly traded companies in the energy industry, Ms. Carnes led PricewaterhouseCoopers LLP’s energy and mining assurance, tax and advisory practices. She has vast experience with capital markets activities and was the lead audit partner on some of the largest merger and acquisition transactions completed in the energy sector. Ms. Carnes currently serves as a director and Audit Committee Chair of Core Laboratories N.V. (one of the world’s largest providers of core and fluid analysis in the petroleum industry, headquartered in Amsterdam). She is also a director of Matrix Service Company (a provider of design, engineering, construction, repair and maintenance services to industrial and energy clients in North America).

Mr. Alvin Bledsoe, 69, retired in 2005 from PricewaterhouseCoopers LLP. During his 33-year career with PwC, Mr. Bledsoe served in several senior roles, including as global leader for PwC’s Energy, Mining and Utilities Industries Assurance and Business Advisory Services Group. Mr. Bledsoe is an experienced public accounting executive with industry expertise in the mining, utilities and energy industries. He has extensive knowledge of finance, merger and acquisition transactions and major cost restructurings. Mr. Bledsoe has been a director of SunCoke Energy, Inc. since June 2011. In addition, Mr. Bledsoe is a director and Audit Committee Chair of Crestwood Equity GP LLC (general partner of Crestwood Equity Partners LP, a natural gas and crude oil logistics master limited partnership holding company).

ABOUT SUNCOKE ENERGY PARTNERS, L.P.

SunCoke Energy Partners, L.P. (NYSE: SXCP) is a publicly traded master limited partnership that manufactures high-quality coke used in the blast furnace production of steel and provides export and domestic coal handling services to the coke, coal, steel and power industries. In our cokemaking business, we utilize an innovative heat-recovery technology that captures excess heat for steam or electrical power generation and have long-term, take-or-pay coke contracts that pass through commodity and certain operating costs. Our coal handling terminals have the collective capacity to blend and transload more than 40 million tons of coal each year and are strategically located to reach Gulf Coast, East Coast, Great Lakes and international ports. SXCP’s General Partner is a wholly owned subsidiary of SunCoke Energy, Inc. (NYSE: SXC), which has more than 50 years of cokemaking experience serving the integrated steel industry. To learn more about SunCoke Energy Partners, L.P., visit our website at www.suncoke.com.

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